Gyrodyne Company of America, Inc.
                                 102 Flowerfield
                         St. James, New York 11780-1551
                     Phone (631) 584-5400 Fax (631) 584-7075


October 12, 2004

Contact:
Peter Pitsiokos, Executive Vice President                    Tel: (631) 584-5400
Gyrodyne Company of America, Inc.                            Fax: (631) 584-7075
102 Flowerfield
St. James, New York 11780

                      F O R   I M M E D I A T E   R E L E A S E

    ---------------------------------------------------------------------------
     ***** NEWS ***** NEWS ***** NEWS ***** NEWS ***** NEWS ***** NEWS *****
    ---------------------------------------------------------------------------

"NASDAQ:GYRO" - ST. JAMES - Gyrodyne Company of America, Inc. (GYRO) reported ) today that

  Gyrodyne Company of America, Inc. appoints Elliot H. Levine to its Board of
                                   Directors

ST. JAMES, N.Y., October 12 -- The Board of Directors of Gyrodyne Company of America, Inc. (Nasdaq: GYRO - News) has named Elliot H. Levine to its Board, effective today.

Mr. Levine is a founding member of the accounting firm Levine & Seltzer, LLP, Certified Public Accountants, a graduate (1975) of Queens College, City University of New York. He became a member of the American Institute of Certified Public Accountants in February, 1978.

Stephen Maroney, President and Chief Executive Officer, stated, " Elliot provides this Board with additional insight, energy and expertise that will assist us in making the strategic decisions designed to position the Company well into the future. We are delighted he has come aboard."

Mr. Levine's work experience includes five years at Arthur Young, ten and half years as partner and Director of Taxes of Leslie Sufrin & Co. P.C., a one year tenure as senior tax manager at Margolin, Winer & Evens CPAs and 12 years as senior member of Levine & Seltzer LLP.

During Mr. Levine's 24 years as a CPA, he has been asked to give numerous lectures and has chaired several conferences on the topic Mergers & Acquisitions.

Levine & Seltzer LLP was formed in January, 1992 by Elliot H. Levine & Philip Seltzer, both of whom have extensive backgrounds in taxation. Levine and Seltzer's clients include high net worth individuals, businesses and real estate investors.

A resident of Port Washington, New York, he is married and the father of two children. Active in his community, he is a member of the Board of Directors of Port Youth Activities.


The statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to the effect of economic and business conditions, including risk inherent in the Long Island, New York real estate market, the ability to obtain additional capital or a viable merger candidate in order to develop the existing real estate and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this press release.